EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES FIRST QUARTER 2005

PRELIMINARY OPERATING RESULTS

Uncasville, Connecticut, February 3, 2005 – The Mohegan Tribal Gaming Authority (the “Authority”), the operator of a gaming and entertainment complex located near Uncasville, Connecticut known as Mohegan Sun, announced today its preliminary operating results for the quarter ended December 31, 2004.

First Quarter Preliminary Operating Results

Based on preliminary analysis performed by the Authority for the quarter ended December 31, 2004, the Authority anticipates the following results:

•	Gaming Revenues for the quarter ended December 31, 2004 between $285 million and $288 million. This would result in an increase between 4% and 5% over the same period in the prior year. This increase is due primarily to a 2% to 3% growth in net slot revenues and a 9% to 10% increase in table games revenues due to higher table drop and an improved table games hold percentage in the quarter ended December 31, 2004.

•	Non-Gaming Revenues for the quarter ended December 31, 2004 between $60 million and $61 million. This would result in an increase of approximately 1% over the same period in the prior year.

•	Gross Revenues for the quarter ended December 31, 2004 between $345 million and $349 million. This would result in an increase between 3% and 4% over the same period in the prior year.

•	Net Revenues for the quarter ended December 31, 2004 between $315 million and $319 million. This would result in an increase between 3% and 4% over the same period in the prior year.

•	Depreciation and Amortization for the quarter ended December 31, 2004 of approximately $21 million. This would result in a decrease of approximately 9% over the same period in the prior year.

•	Income from Operations for the quarter ended December 31, 2004 between $59 million and $60 million. This would result in an increase between 13% and 15% over the same period in the prior year.

•	Net Income for the quarter ended December 31, 2004 between $33 million and $34 million. This would result in an increase between 28% and 31% over the same period in the prior year.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2004, approximately $171 million was outstanding under the Authority’s recently amended $600 million bank credit facility, which consists of a $150 million term loan, of which approximately $136 million was outstanding, and a $450 million revolving loan, of which approximately $35 million was outstanding. As of December 31, 2004, the Authority had approximately $415 million available for borrowing under the revolving loan. Total debt as of December 31, 2004 was approximately $1.0 billion.

Distributions to the Mohegan Tribe of Indians of Connecticut (the “Tribe”) totaled approximately $16 million for the quarter ended December 31, 2004. Distributions to the Tribe are anticipated to total approximately $68 million for fiscal year 2005.

Capital expenditures totaled approximately $8 million for the quarter ended December 31, 2004. Capital expenditures at Mohegan Sun are anticipated to be between $45 million and $55 million for the 2005 fiscal year, comprised primarily of anticipated maintenance capital expenditures. Planned expenditures for the recently acquired Pocono Downs racetrack are described below.

Recent Developments

On January 25, 2005, the Authority and its wholly-owned subsidiary, Mohegan Commercial Ventures PA, LLC, completed their acquisition of all the partnership interests in the entities owning Pocono Downs, a standardbred harness racing facility located on approximately 400 acres in Wilkes-Barre, Pennsylvania as well as five Pennsylvania off-track wagering (OTW) operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). The Lehigh Valley (Allentown) OTW is a 28,000 square-foot facility and is the largest OTW in the state of Pennsylvania.

With the closing of the transaction, the Authority has the right through one of its acquired entities to apply for a Category One slot machine license under Pennsylvania’s Race Horse Development and Gaming Act of 2004. If the license is approved, the Act initially permits the installation and operation of up to 3,000 slot machines at the Pocono Downs property. Upon receipt of a Category One license, the Authority plans to develop a new slot machine facility at the Pocono Downs site, which it anticipates will open in fiscal year 2006. Upon completion, we anticipate that the new facility will also include restaurants, lounges and a small entertainment venue. The Authority also anticipates that it will spend up to $175 million on the construction, furnishing and equipping of the new facility, in addition to paying a one-time $50 million fee to the Commonwealth of Pennsylvania upon receipt of the Category One license.

The Authority paid $280 million for the Pocono Downs entities before certain closing adjustments and other costs. The purchase price was funded through draws on the Authority’s bank credit facility. In accordance with the terms of the acquisition agreement, the Authority has retained certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

First Quarter Conference Call

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2005 operating results on Tuesday, February 8, 2005 at 2:00 p.m. (Eastern Standard Time). The time of the conference call has been revised from the previous announcement by the Authority.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and operate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and Pocono Downs, a harness racetrack located in Wilkes-Barre, Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.